EXHIBIT 4.2

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     AMENDMENT No. 1 (this “Amendment”), dated as of July 14, 2003, to the Rights Agreement (the “Rights Agreement”), dated as of March 20, 2002, between Overture Services, Inc., a Delaware corporation (the “Company”) and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”).

     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

     WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the “Merger Agreement”), dated as of July 14, 2003, by and among Yahoo! Inc., a Delaware corporation (“Parent”), the Company and July 2003 Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) (all capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed thereto in the Rights Agreement); and

     WHEREAS, on July 13, 2003, the Board of Directors of the Company has approved and deemed desirable the amendment of the Rights Agreement to the effect that (i) Parent shall not be an “Acquiring Person” under the Rights Agreement solely by virtue of the entering into of the Merger Agreement and the performance of the transactions contemplated thereby, including the Merger (as defined in the Merger Agreement), and (ii) the entering into the Merger Agreement and the Merger and the performance of the transactions contemplated thereby shall not result in the grant of rights to any Person under the Rights Agreement or enable or require the Company Rights (as defined in the Merger Agreement) to be exercised, distributed or triggered, and has authorized the entering into of this Amendment.

     NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

     1.     Section 1(a) of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:

“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any Person holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares of the Company outstanding, increases the proportionate number of Common Shares of the Company beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an “Acquiring Person.” Notwithstanding the foregoing, (i) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement and (ii) neither Yahoo! Inc., a Delaware corporation (“Parent”) nor any of its subsidiaries shall be deemed to be an Acquiring Person by virtue of: (A) the execution and delivery of the Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the “Merger Agreement”) entered into as of July 14, 2003, by and among Parent, the Company and July 2003 Merger Corp., (B) the conversion of Common Shares into the right to receive the Merger Consideration (as defined in the Merger Agreement) in accordance with Section 1.6(a) of the Merger Agreement, or (C) the consummation of the Merger (as defined in the Merger Agreement) or any of the transactions contemplated by the Merger Agreement (each of the events set forth in the foregoing clauses (A) to (C), an “Exempt Event”).

     2.     Section 1(w) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

     “No Exempt Event shall cause a Shares Acquisition Date.”

     3.     Section 3(a) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

     “Notwithstanding the foregoing, no Exempt Event shall cause a Distribution Date.”

     4.     Section 7(a) of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:

The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the time immediately prior to the consummation of the Merger (as defined in the Merger Agreement), (ii) the Close of Business on March 29, 2012 (the “Final Expiration Date”), (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iv) the time at which such Rights are exchanged as provided in Section 24 hereof.

     5.     A new Second 20(m) of the Rights Agreement is hereby added as follows:

The Rights Agent shall not be subject to, nor be required to comply with, or determine if any Person has complied with, the Merger Agreement or any agreements and documents related to or referred to in the Merger Agreement or any other agreement between or among the parties hereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.

     6.     The undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the Company duly adopted and approved at a meeting held July 13, 2003, hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Rights Agreement.

     7.     This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

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[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

Attest:		OVERTURE SERVICES, INC.

By:	/s/ Leonard R. Stein	By:	/s/ Ted Meisel

Name:	Leonard R. Stein	Name:	Ted Meisel
Title:	Chief Legal Officer and Corporate Secretary	Title:	President and Chief Executive Officer

MELLON INVESTOR SERVICES LLC
(As Rights Agent)

		By:	/s/ Michael E. Dzieciolowski

		Name:	Michael E. Dzieciolowski
		Title:	Assistant Vice President